THIS TERM SHEET IS SUBJECT TO CONTRACT

VoipSwitch Inc.,
Trinity House,
1st Floor,
Albert Street,
Mahe,
Seychelles,

July 27th, 2007

Dear Sirs,

TERM SHEET

This letter sets out the non-binding principal terms of the proposed acquisition by Voiceserve, Inc (“Voiceserve”) of all the ordinary shares that have been issued by VoipSwitch, Inc (“VoipSwitch”).

This letter sets out our proposed offer for your consideration.

PROPOSED OFFER

Our proposed offer is to acquire the entire issued share capital of VoipSwitch for a consideration price of U.S. $3,000,000 (“Consideration Price”) which shall be paid as follows:

1. In consideration of the acquisition of the entire issued share capital of VoipSwitch, Voiceserve will pay to each of Oglaza Krzysztof, Lukasz Nowak and Michal Kozlowski (or their designated nominees) U.S. $250,000 representing in total U.S. $750,000 being 25% of the Consideration Price, such amounts to be paid in cleared funds upon completion of the acquisition of the entire issued share capital of VoipSwitch and Voiceserve being registered as the beneficial owner of the entire issued share capital of VoipSwitch (“Completion”).

2. At the end of each month following Completion for a period of 12 months, Voiceserve will pay to each of Oglaza Krzysztof, Lukasz Nowak and Michal Kozlowski (or their designated nominees) U.S. $12,500 representing in total U.S. $450,000 being 15% of the Consideration Price.

3. Upon Completion, the balance of the Consideration Price, being U.S. $1,800,000, shall be paid through the issuance to Oglaza Krzysztof, Lukasz Nowak and Michal Kozlowski (or their designated nominees) of ordinary shares in Voiceserve (“Consideration Shares”).

Each of Oglaza Krzysztof, Lukasz Nowak and Michal Kozlowski (or their designated nominees) shall be entitled to the Consideration Shares in equal proportions (33% x the number of Consideration Shares representing U.S. $1,800,000 to be issued).  The number of Consideration Shares will be determined according to the market value of the Consideration Shares as at Completion.  For the avoidance of doubt issuance of Consideration Shares shall be conditional upon each of Oglaza Krzysztof, Lukasz Nowak and Michal Kozlowski entering into a service contract with Voiceserve (or such other entity nominated by Voiceserve) as referred to in paragraph 4 below and each of Oglaza Krzysztof, Lukasz Nowak and Michal Kozlowski continuing to supply their services to Voiceserve (or such other entity nominated by Voiceserve) for a period of not less than 36 months following Completion.

4. Upon Completion, each of Oglaza Krzysztof, Lukasz Nowak and Michal Kozlowski will enter into a service contract with Voiceserve (or such other entity nominated by Voiceserve) on terms to be agreed between the parties.  It is a condition of the terms contained in this letter that transactions 1 to 4 above are to be agreed together as part of a composite transaction.

General Conditions:

The Consideration Price and the terms contained in this term sheet are subject to the following general conditions:

(i)	The completion of a satisfactory financial, legal and commercial, due diligence exercise in relation to VoipSwitch and its business, assets and liabilities.

(ii)	The completion of a satisfactory financial audit of VoipSwitch in accordance with U.S. GAAP standards verifying that the net profit figure for the year ending 2006 not less than U.S. $450,000.

(iii)	There being no material adverse change in the financial or trading position or prospects of VoipSwitch between the date of this term sheet and Completion.

(iv)	The ordinary shares of VoipSwitch being clear and free of any and all encumbrances, charges, mortgages or liens.

(v)
The transfer on or before Completion by each of Oglaza Krzysztof, Lukasz Nowak and Michal Kozlowski and their nominees to Voiceserve of all assets and intellectual property owned, licensed to or under their control free of any encumbrances, charges, mortgages or liens or other third party interests.

(vi)	The completion of a fully binding definitive share purchase agreement.

It is understood that Voiceserve may assign in whole or in part the benefit of this term sheet to any affiliated company.

VoipSwitch will permit Voiceserve and its professional advisers to have full access to the books and records of VoipSwitch to enable the due diligence and audit process to be completed.  Voiceserve will sign any reasonable confidentiality assurances that VoipSwitch or its advisers may feel appropriate to enable this process to move forward.

In consideration of the mutual agreement of Voiceserve and VoipSwitch to work towards the proposed acquisition, by countersigning and returning a copy of this letter, VoipSwitch agrees:

a)
It will not for a period of 120 days from the date  a satisfactory financial audit of VoipSwitch in accordance with US GAAP standards has been approved and signed off by a registered US GAAP auditor issue any new shares of any class, or sell or contract, negotiate or offer to sell any shares in the capital of VoipSwitch, or any part of the business or assets of VoipSwitch, to any other person, nor provide any information to any other person with a view to making such a sale or issuance of new shares.  Any existing negotiations and discussions with other parties will be terminated by VoipSwitch immediately upon signing this term sheet; and

b)
Neither VoipSwitch nor any of its the directors, officers, employees or professional advisers will disclose the contents of this term sheet or any discussions with Voiceserve to any third party apart from VoipSwitch’s own professional advisers and bankers who will be under the same obligation to keep all aspects of the proposed transaction confidential.  Any breach will make this offer null and void.

c)	VoipSwitch will not enter into any new commitment with any third party, either singly or in aggregate, that exceeds U.S. $10,000 without the prior agreement in writing of Voiceserve.

Except for obligations in (a), (b) and (c), each of which shall be legally binding on the parties hereto, this Term Sheet is not intended to, and will not be deemed to, create a  binding contract or agreement among the parties hereto or impose upon any party any legally binding and enforceable obligation to the other party, including without limitation any obligation to enter into a definitive agreement or to consummate the proposed transaction.

This term sheet shall be governed by and constructed under the laws of the State of New York without regard to principles of conflicts of law thereof.

This Term Sheet will terminate August 31, 2007 unless it has been executed by VoipSwitch, Inc. or extended in writing by Voiceserve.

Yours Truly,

Voiceserve Inc.

Accepted and agreed:  /s/ Oglaza Krzysztof, /s/ Michal Kozlowski, /s/ Lukasz Nowak
         VoipSwitch Inc.
         Name: Oglaza Krzysztof, Michal Kozlowski, Lukasz Nowak
                                         Date: 27-07-2007

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